EXHIBIT 4.1

LOCKUP AGREEMENT

        This LOCKUP AGREEMENT is made as of the 31st day of July, 2005, by Stuart Turk (the "Holder"), in connection with his ownership of shares of common stock of On the Go Healthcare, Inc. (the "Company").

        NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

                1. Background.  As of July 31, 2005, Holder is the beneficial owner of or entitled to receive 27,930,067 shares of the common stock of the Company ("Common Stock").

                2. Share Restriction.  Holder hereby agrees that for one year from the date of this Agreement, Holder will not sell or otherwise dispose of any shares of Common Stock or any options, warrants or other rights to purchase shares of Common Stock or any other equity security of the Company which Holder owns or has a right to acquire as of the date hereof, other than in connection with an offer made to all shareholders of the Company or any merger, consolidation or similar transaction involving the Company.

        Holder further agrees that from July 31, 2006 through July 31, 2007, Holder will not sell or otherwise dispose of 22,930,067 shares of Common Stock or any options, warrants or other rights to purchase shares of Common Stock or any other equity security of the Company which Holder owns or has a right to acquire as of the date hereof, other than in connection with an offer made to all shareholders of the Company or any merger, consolidation or similar transaction involving the Company.

        Holder further agrees that the Company is authorized to and the Company agrees to place "stop orders" on its books to prevent any transfer of shares of Common Stock or other equity securities of the Company held by Holder in violation of this Agreement.

                3. Miscellaneous.

                        a. The Holder warrants that the signatory to this
                           Agreement has the power to bind the Holder.

                        b. This Agreement contains the entire agreement of the
                           Holder with respect to the subject matter hereof.

                        c. This Agreement shall be binding upon Holder, its
                           legal representatives, successors and assigns.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder has executed this Agreement as of the day and year first above written.

        HOLDER:

        Stuart Turk

        /s/ Stuart Turk
        -----------------------------
        (Signature of Holder)

        COMPANY:

        On The Go Healthcare, Inc.

           /s/ Ralph Magid
        By:---------------------------
               Ralph Magid

        Its:  Director

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